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EXHIBIT 1

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                            BREAKWATER RESOURCES LTD.
                      Suite 950, 95 Wellington Street West
                                Toronto, Ontario
                                     M5J 2N7

              NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

        TAKE NOTICE that the annual and special meeting (the "Meeting") of the shareholders of BREAKWATER RESOURCES LTD. (the "Corporation") will be held at the TSX Conference Centre, The Exchange Tower, 130 King Street West, Toronto, Ontario on Tuesday, June 1, 2004 at 4:00 p.m. (Toronto time) for the following purposes:

1) receiving the financial statements of the Corporation for the financial year ended December 31, 2003 together with the auditors' report thereon;

2)      electing directors of the Corporation;

3) appointing the auditor of the Corporation for the ensuing year and authorizing the directors of the Corporation to fix the remuneration of such auditor;

4) considering and, if thought fit, confirming the amendments to the share incentive plan of the Corporation;

5) considering and, if thought fit, approving the granting of 4,000,000 options to purchase common shares of the Corporation; and

6) transacting such further and other business as may properly be brought before the Meeting or any adjournment thereof.

        Shareholders who are unable to attend the Meeting in person are requested to complete, sign, date and return to Computershare Trust Company of Canada, the Corporation's transfer agent and registrar, the enclosed form of proxy.

        The directors of the Corporation have fixed the close of business on April 13, 2004 as the record date for the determination of shareholders of the Corporation entitled to receive notice of the Meeting.

        DATED at Toronto, Ontario this 29th day of April, 2004.

                                                   BY ORDER OF THE BOARD

                           (signed) Garth A.C. MacRae
Chairman

All instruments appointing proxies to be used at the Meeting or at any adjournment thereof must be deposited with Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 prior to 5:00 p.m., Toronto time, on the second last business day preceding the day of the Meeting, or any adjournment thereof, or with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof, or in any other manner permitted by law.